Pangaea Logistics Solutions Ltd. Reports Financial Results for the Quarter Ended March 31, 2023
NEWPORT, RI - May 10, 2023 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the three months ended March 31, 2023.
FIRST QUARTER 2023 RESULTS
(As compared to the first Quarter 2022)

•Net income attributable to Pangaea of $3.5 million, or $0.08 per diluted share
- Adjusted net income attributable to Pangaea of $5.1 million, or $0.11 per diluted share
•Operating cash flow of $11.6 million, a decrease of 64% y/y
•Adjusted EBITDA of $16.2 million, a decrease of 48% y/y
•Time Charter Equivalent ("TCE") rates earned by Pangaea of $14,372 per day, a decline of 46% y/y
◦Pangaea’s TCE rates exceeded the average Baltic Panamax and Supramax indices by approximately 48%
•Cash and cash equivalents of $129.1 million, an increase of $59.2 million y/y
•Ratio of net debt to trailing twelve-month Adjusted EBITDA of 1.3x

For the first quarter ended March 31, 2023, Pangaea reported non-GAAP adjusted net income of $5.1 million, or $0.11 per diluted share, on total revenue of $113.7 million. First quarter TCE rates declined 46% on a year-over-year basis, while total shipping days, which include both voyage and time charter days, declined 17% to 3,958 days, when compared to the year-ago period.

The TCE earned was $14,372 per day for the three months ended March 31, 2023, compared to an average of $26,472 per day for the same period in 2022. During the first quarter 2023, the Company’s average TCE rate exceeded the benchmark average Baltic Panamax and Supramax indices by approximately 48%, supported by Pangaea’s long-term contracts of affreightment ("COAs"), specialized fleet, and cargo-focused strategy.

Total Adjusted EBITDA decreased 48% to $16.2 million in the first quarter, as seasonal demand weakness negatively impacted market rates. Adjusted EBITDA margin declined 204 basis points to 14.3% in the first quarter 2023, when compared to the year-ago period, driven by lower market rates. After bottoming in February 2023 at $6,200/day, market rates increased to over $13,000/day in April 2023, an increase of 110%. Pangaea currently anticipates a further strengthening in market rates during the second quarter of 2023, given a combination of improved seasonal demand, strengthening activity in Asia and tightness in global shipping capacity.

As of March 31, 2023, the Company had $129.1 million in cash and equivalents. Total debt, including lease finance obligations was $290 million. At the end of the first quarter 2023, the Company's net debt to trailing twelve-month adjusted EBITDA was at 1.3x. During the three months ended March 31, 2023, the Company repaid $5.8 million of long-term debt, $4.1 million of finance leases, and paid $4.6 million of cash dividends.

The Company's Board of Directors declared a quarterly cash dividend of $0.10 per common share, to be paid on June 15, 2023, to all shareholders of record as of June 1, 2023.

STRATEGIC UPDATE

Pangaea remains committed to developing a leading dry bulk logistics and transportation services company of scale, providing its customers with specialized shipping and supply chain and logistics offerings in commodity and niche markets, which drive premium returns measured in time charter equivalent per day.

Leverage integrated shipping and logistics model. In addition to operating the largest high ice class dry bulk fleet of panamax and post-panamax vessels globally, Pangaea also performs stevedoring services, together with port and terminal operations capabilities. In May 2023, Pangaea announced that it has entered into a definitive agreement to acquire marine port terminal operations in Port Everglades/Ft. Lauderdale, Port of Palm Beach, Florida, and Port of Baltimore, Maryland. Pangaea currently operates terminals and performs stevedoring in four ports in North America. Under the terms of the agreement, Pangaea will acquire all onshore assets, licenses and business operations related to the acquired terminal operations for a total purchase price of $7.2 million. With this acquisition, Pangaea expands its North American terminal network to include the mid-Atlantic and southeastern United States. The acquisition provides Pangaea with additional dry bulk distribution capabilities within growing commerce centers, while augmenting its integrated ocean freight and shoreside solutions offering. The acquisition is subject to regulatory review and customary closing conditions. The Company expects to close the transaction during the second quarter of 2023.

Continue to drive strong fleet utilization. In the first quarter, Pangaea's 24 owned vessels were fully utilized and supplemented with an average of 20 chartered-in vessels to support cargo and COA commitments. Utilizing its nimble fleet approach, the Company reduced its exposure to the market by redelivering chartered-in vessels and reducing its average chartered-in fleet from 25 vessels on average during 2022 to 20 vessels in the first quarter 2023. However, due to improving market rates in the second quarter, the Company increased its charter-in fleet to 25 as of today.

Continue to drive fleet upgrades and refreshment. In May 2023, Pangaea announced the acquisition of a 61,000 dwt dry bulk vessel in the second-hand market for $26.6 million cash. Built in 2014, this vessel, to be re-named Bulk Prudence, is expected to be delivered to Pangaea in June 2023, representing the 25th owned vessel in its fleet. The vessel is currently expected to enter into service immediately after delivery. Looking ahead, the Company intends to opportunistically manage its fleet with the purpose of maximizing TCE rates, while continuing to support client requirements on an on-demand basis.

MANAGEMENT COMMENTARY

“During a seasonally slower period for the global dry bulk shipping market, we delivered an average TCE rate that was nearly 50% higher than market benchmark indices, resulting in another consecutive quarter of profitability,” stated Mark Filanowski, Chief Executive Officer of Pangaea Logistics Solutions. “Since bottoming in February, market rates have recovered materially, given a combination of improved seasonal demand, strengthening activity in Asia and tightness in global shipping capacity. During April, market rates averaged over $13,000/day, up from $6,200/day in February, and our cargo portfolio will provide premium contract revenue, positioning our business for sequential growth entering the second quarter 2023, despite macroeconomic uncertainty.”

“Pangaea continues to maintain a disciplined capital allocation strategy designed to drive long-term value creation for our shareholders,” continued Filanowski. “On a trailing four-quarter basis, we’ve generated over $100 million in free cash flow, positioning us to reduce net leverage and return capital to shareholders, while investing in high-return organic and inorganic growth opportunities that align with our integrated shipping and logistics strategy. Over the last year, we’ve increased our quarterly cash dividend by 100% to $0.10 per share, further positioning us as a stable, yield-centric equity. On a year-to-date basis, we’ve continued to refresh our fleet with the divestiture of the Bulk Newport, a dry bulk vessel built in 2003, followed by the purchase of the Bulk Prudence, a 61,000 dwt Ultramax vessel built in 2014, bringing our total owned fleet to 25 vessels. In June, we expect to close on our purchase of port terminal operations in Fort Lauderdale, Florida and Baltimore, Maryland that, at a strategic level, will both expand our onshore capabilities in growing regional hubs and further position us as an integrated shipping-logistics business of scale.”

“Looking ahead, we anticipate Pangaea will generate strong free cash flow this year, positioning us to further reward our shareholders, reduce debt outstanding and opportunistically refresh our existing fleet with newer, more efficient vessels, particularly given recently enacted emissions regulations enacted earlier this year. As we continue to build our onshore logistics capabilities, we see the potential for further synergies with our ocean freight offering. We continue to focus on moving closer to our customer, while managing an end-to-end supply chain solution that drives long-term margin expansion and profitable growth, over the long-term.”

FIRST QUARTER 2023 CONFERENCE CALL

The Company’s management team will host a conference call to discuss the Company’s financial results on Thursday, May 11, 2023 at 8:00 a.m., Eastern Time (ET). Accompanying presentation materials will be available in the Investor Relations section of the Company’s website at https://www.pangaeals.com/investors/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live: 1-800-225-9448
International Live: 1-203-518-9708
Conference ID:     PANLQ123

To listen to a replay of the teleconference, which will be available through May 18, 2023:

Domestic Replay: 1-800-723-0528
International Replay: 1-402-220-2654

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Voyage revenue	$107,950,123	$176,336,751
Charter revenue	5,748,952	15,425,652
Total revenue	113,699,075	191,762,403
Expenses:
Voyage expense	56,814,631	65,250,467
Charter hire expense	22,590,840	77,711,607
Vessel operating expense	13,606,815	13,187,833
General and administrative	5,691,733	5,281,388
Depreciation and amortization	7,326,860	7,301,419
Loss on impairment of vessel	—	3,007,809
Loss on sale of vessel	1,172,196	—
Total expenses	107,203,075	171,740,523

Income from operations	6,496,000	20,021,880

Other income (expense):
Interest expense	(4,250,514)	(3,371,712)
Interest income	1,049,846	539
Loss (income) attributable to Non-controlling interest recorded as long-term liability interest expense	144,736	(1,840,333)
Unrealized (loss) gain on derivative instruments, net	(423,569)	7,500,314
Other income	386,413	137,207
Total other (expense) income, net	(3,093,088)	2,426,015

Net income	3,402,912	22,447,895
Loss (income) attributable to non-controlling interests	71,355	(2,279,930)
Net income attributable to Pangaea Logistics Solutions Ltd.	$3,474,267	$20,167,965

Earnings per common share:
Basic	$0.08	$0.45
Diluted	$0.08	$0.45

Weighted average shares used to compute earnings per common share:
Basic	44,712,290	44,388,960
Diluted	45,116,719	45,192,983

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	March 31, 2023	December 31, 2022
	(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	$129,149,673	$128,384,606
Accounts receivable (net of allowance of $4,197,323 and $4,367,848 at March 31, 2023 and December 31, 2022, respectively)	33,439,701	36,755,149
Bunker inventory	26,734,280	29,104,436
Advance hire, prepaid expenses and other current assets	30,439,156	28,266,831
Total current assets	219,762,810	222,511,022

Fixed assets, net	461,744,846	476,524,752
Finance lease right of use assets, net	42,985,763	43,921,569
Other non-current Assets	5,734,456	5,284,127
Total assets	$730,227,875	$748,241,470

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$40,224,765	$38,554,131
Deferred revenue	16,419,178	20,883,958
Current portion of secured long-term debt	13,373,846	15,782,530
Current portion of finance lease liabilities	16,467,180	16,365,075
Dividend payable	639,632	626,178
Total current liabilities	87,124,601	92,211,872

Secured long-term debt, net	95,561,614	98,819,739
Finance lease liabilities, net	164,519,655	168,513,939
Long-term liabilities - other	19,829,654	19,974,390

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 46,466,622 shares issued and outstanding at March 31, 2023; 45,898,395 shares issued and outstanding at December 31, 2022	4,648	4,590
Additional paid-in capital	163,623,173	162,894,080
Retained earnings	150,140,417	151,327,392
Total Pangaea Logistics Solutions Ltd. equity	313,768,238	314,226,062
Non-controlling interests	49,424,113	54,495,468
Total stockholders' equity	363,192,351	368,721,530
Total liabilities and stockholders' equity	$730,227,875	$748,241,470

Pangaea Logistics Solutions, Ltd.
Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2023	2022
Operating activities	Unaudited	Unaudited
Net income	$3,402,912	$22,447,895
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	7,326,860	7,301,419
Amortization of deferred financing costs	239,207	256,830
Amortization of prepaid rent	30,484	30,484
Unrealized loss (gain) on derivative instruments	423,569	(7,500,314)
Income from equity method investee	(386,413)	(137,207)
(Loss) earnings attributable to non-controlling interest recorded as other long term liability	(144,736)	1,840,333
(Recovery) provision for doubtful accounts	(170,525)	696,869
Loss on impairment of vessel	—	3,007,809
Loss on sale of vessel	1,172,196	—
Drydocking costs	(1,347,899)	(1,638,364)
Share-based compensation	856,434	827,806
Change in operating assets and liabilities:
Accounts receivable	3,485,973	12,196,570
Bunker inventory	2,370,157	(12,061,014)
Advance hire, prepaid expenses and other current assets	(2,917,384)	6,255,996
Accounts payable, accrued expenses and other current liabilities	1,695,595	4,843,359
Deferred revenue	(4,464,780)	(6,306,463)
Net cash provided by operating activities	11,571,650	32,062,008

Investing activities
Purchase of vessels and vessel improvements	(75,291)	(18,261,685)
Purchase of fixed assets and equipment	—	(67,178)
(Contributions to) payment from non-consolidated subsidiaries	(63,917)	81,495
Proceeds from sale of vessel	8,933,700	—
Net cash provided by (used in) investing activities	8,794,492	(18,247,368)

Financing activities
Payments of financing fees and issuance costs	—	(331,317)
Payments of long-term debt	(5,765,505)	(3,353,207)
Proceeds from finance leases	—	15,000,000
Payments of finance lease obligations	(4,060,499)	(3,837,280)
Dividends paid to non-controlling interests	(5,000,000)	(5,000,000)
Accrued common stock dividends paid	(4,647,788)	(2,292,620)
Cash paid for incentive compensation shares relinquished	(127,283)	(287,630)
Net cash used in financing activities	(19,601,075)	(102,054)

Net increase in cash and cash equivalents	765,067	13,712,586
Cash and cash equivalents at beginning of period	128,384,606	56,208,902
Cash and cash equivalents at end of period	$129,149,673	$69,921,488

Pangaea Logistics Solutions Ltd.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net Transportation and Service Revenue
Gross Profit	$13,387,407	$28,329,468
Add:
Vessel Depreciation and Amortization	7,299,382	7,283,028
Net transportation and service revenue	$20,686,789	$35,612,496

Adjusted EBITDA
Net Income	3,402,912	22,447,895
Interest expense, net	3,200,668	3,371,173
(Loss) income attributable to Non-controlling interest recorded as long-term liability interest expense	(144,736)	1,840,333
Depreciation and amortization	7,326,860	7,301,419
EBITDA	13,785,704	34,960,820
Non-GAAP Adjustments:
Loss on impairment of vessels	—	3,007,809
Loss on sale of vessels	1,172,196	—
Share-based compensation	856,434	827,806
Unrealized loss (gain) on derivative instruments, net	423,569	(7,500,314)
Adjusted EBITDA	$16,237,903	$31,296,121

Earnings Per Common Share
Net income attributable to Pangaea Logistics Solutions Ltd.	$3,474,267	$20,167,965

Weighted average number of common shares outstanding - basic	44,712,290	44,388,960
Weighted average number of common shares outstanding - diluted	45,116,719	45,192,983

Earnings per common share - basic	$0.08	$0.45
Earnings per common share - diluted	$0.08	$0.45

Adjusted EPS
Net Income attributable to Pangaea Logistics Solutions Ltd.	$3,474,267	$20,167,965
Non-GAAP
Add: loss on impairment of vessels	—	3,007,809
Loss on sale of vessels	1,172,196	—
Unrealized loss (gain) on derivative instruments	423,569	(7,500,314)
Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd.	$5,070,032	$15,675,460

Weighted average number of common shares - basic	44,712,290	44,388,960
Weighted average number of common shares - diluted	45,116,719	45,192,983

Adjusted EPS - basic	$0.11	$0.35
Adjusted EPS - diluted	$0.11	$0.35

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including non-GAAP net revenue and non-GAAP adjusted EBITDA. This is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding charges that are not incurred in the normal course of business. Non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe certain non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Gross Profit. Gross profit represents total revenue less net transportation and service revenue and less vessel depreciation and amortization.

Net transportation and service revenue. Net transportation and service revenue represents total revenue less the total direct costs of transportation and services, which includes charter hire, voyage and vessel operating expenses. Net transportation and service revenue is included because it is used by management and certain investors to measure performance by comparison to other logistic service providers. Net transportation and service revenue is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Pangaea’s definition of net transportation and service revenue used here may not be comparable to an operating measure used by other companies.

Adjusted EBITDA and adjusted EPS. Adjusted EBITDA represents net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, interest income, income taxes, depreciation and amortization, loss on impairment, loss on sale and leaseback of vessels, share-based compensation and other non-operating income and/or expense, if any. Earnings per share represents net income divided by the weighted average number of common shares outstanding. Adjusted earnings per share represents net income attributable to Pangaea Logistics Solutions Ltd. plus, when applicable, loss on sale of vessel, loss on sale and leaseback of vessel, loss on impairment of vessel, unrealized gains and losses on derivative instruments, and certain non-recurring charges, divided by the weighted average number of shares of common stock.

There are limitations related to the use of net revenue versus income from operations, adjusted EBITDA versus income from operations, and adjusted EPS versus EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted EBITDA used here are not comparable to EBITDA.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented during the period to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Stefan C. Neely
Chief Financial Officer	Vallum Advisors
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.